Exhibit 3.3

SEVCON, INC.

1996 EQUITY INCENTIVE PLAN

(As Amended and Restated)

1.	Purpose and History

The purpose of the Sevcon, Inc. 1996 Equity Incentive Plan as amended and restated (the “Plan”) is to attract and retain key employees, directors, and consultants of the Company and its Affiliates, to provide an incentive for them to achieve long-range performance goals, and to enable them to participate in the long-term growth of the Company.

The Plan was originally adopted by the Board and approved by the Company’s stockholders effective as of January 31, 1996.  The Board and the Company’s stockholders subsequently approved amendments to the Plan effective as of January 21, 2003, and January 26, 2010, increasing the number of shares available for award.

2.	Definitions

“Affiliate” means any business entity in which the Company owns directly or indirectly 50% or more of the total voting power or has a significant financial interest as determined by the Committee.

“Award” means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, or Foreign National Award granted under the Plan.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor law.

“Committee” means one or more committees each comprised of not less than three members of the Board appointed by the Board to administer the Plan or a specified portion thereof.  If a Committee is authorized to grant Awards to a Reporting Person or a Covered Employee, each member shall be a “disinterested person” or the equivalent within the meaning of applicable Rule 16b-3 under the Exchange Act or an “outside director” or the equivalent within the meaning of Section 162(m) of the Code, respectively.

“Common Stock” or “Stock” means the Common Stock, $.10 par value, of the Company.

“Company” means Sevcon, Inc..

“Covered Employee” means a “covered employee” within the meaning of Section 162(m)(3) of the Code.

“Designated Beneficiary” means the beneficiary designated by a Participant, in a manner determined by the Committee, to receive amounts due or exercise rights of the Participant in the event of the Participant’s death.  In the absence of an effective designation by a Participant, “Designated Beneficiary” means the Participant’s estate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor law.

“Fair Market Value” means, with respect to Common Stock or any other property, the fair market value of such property as determined by the Committee in good faith or in the manner established by the Committee from time to time.

“Foreign National Award” – See Section 9(i).

“Incentive Stock Option” - See Section 6(a).

“Nonstatutory Stock Option” - See Section 6(a).

“Option” - See Section 6(a).

“Participant” means a person selected by the Committee to receive an Award under the Plan.

“Performance Goals” means with respect to any Performance Period, one or more objective performance goals based on one or more of the following objective criteria established by the Committee prior to the beginning of such Performance Period or within such period after the beginning of the Performance Period as shall meet the requirements to be considered “pre-established performance goals” for purposes of Code Section 162(m):  (i) increases in the price of the Common stock; (ii) market share; (iii) sales; (iv) revenue; (v) return on equity, assets, or capital; (vi) economic profit (economic value added); (vii) total shareholder return; (viii) costs; (ix) expenses; (x) margins; (xi) earnings or earnings per share; (xii) cash flow; (xiii) customer satisfaction; (xiv) operating profit; or (xv) any combination of the foregoing, including without limitation goals based on any of such measures relative to appropriate peer groups or market indices.  Such Performance Goals may be particular to a Participant or may be based, in whole or in part, on the performance of the division, department, line of business, subsidiary, or other business unit, whether or not legally constituted, in which the Participant works or on the performance of the Company generally.

“Performance Period” means the period of service designated by the Committee applicable to an Award subject to Section 9(l) during which the Performance Goals will be measured.

“Reporting Person” means a person subject to Section 16 of the Exchange Act.

“Restricted Period” - See Section 8(a).

“Restricted Stock” - See Section 8(a).

“Restricted Stock Unit” – See Section 8(c).

“Stock Appreciation Right” or “SAR” - See Section 7(a).

3.	Administration

The Plan shall be administered by the Committee.  The Committee shall have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, and to interpret the provisions of the Plan.  The Committee’s decisions shall be final and binding.  To the extent permitted by applicable law, the Committee may delegate to one or more executive officers of the Company the power to make Awards to Participants who are not subject to Section 16 of the Exchange Act and all determinations under the Plan with respect thereto, provided that the Committee shall fix the maximum amount of such Awards for all such Participants, a maximum for any one Participant, and such other features of the Awards as required by applicable law.

4.	Eligibility

All employees and, in the case of Awards other than Incentive Stock Options under Section 6, consultants, directors of the Company or any Affiliate, and Directors Emeritus of the Company capable of contributing significantly to the successful performance of the Company, other than a person who has irrevocably elected not to be eligible, are eligible to be Participants in the Plan.  Incentive Stock Options may be granted only to persons eligible to receive such Options under the Code.

5.	Stock Available for Awards

(a)          Amount.  Subject to adjustment under subsection (b), Awards may be made under the Plan for up to 850,000 shares of Common Stock, together with all shares of Common Stock available for issue under the Company’s former 1987 Stock Option Plan on January 31, 1996, and all shares of stock available for issuance under the Company’s former 1998 Director Stock Option Plan as of January 27, 2004.  If any Award (including any grant under the 1987 Plan or the Director Plan) expires or is terminated unexercised or is forfeited or settled in a manner that results in fewer shares outstanding than were awarded, the shares subject to such Award, to the extent of such expiration, termination, forfeiture or decrease, shall again be available for award under the Plan.  Common Stock issued through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares available for Awards under the Plan.  Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(b)          Adjustment.  In the event that the Committee determines that any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, or other transaction affects the Common Stock such that an adjustment is required in order to preserve the benefits intended to be provided by the Plan, then the Committee (subject in the case of Incentive Stock Options to any limitation required under the Code) shall equitably adjust any or all of (i) the number and kind of shares in respect of which Awards may be made under the Plan, (ii) the number and kind of shares subject to outstanding Awards, and (iii) the exercise price with respect to any of the foregoing, and if considered appropriate, the Committee may make provision for a cash payment with respect to an outstanding Award, provided that the number of shares subject to any Award shall always be a whole number.

(c)          Limit on Individual Grants.  The maximum number of shares of Common Stock subject to all Awards that may be granted under this Plan to any Participant in the aggregate in any calendar year shall not exceed 60,000 shares, subject to adjustment under subsection (b).

6.	Stock Options

(a)          Grant of Options.  Subject to the provisions of the Plan, the Committee may grant options (“Options”) to purchase shares of Common Stock (i) complying with the requirements of Section 422 of the Code or any successor provision and any regulations thereunder (“Incentive Stock Options”) and (ii) not intended to comply with such requirements (“Nonstatutory Stock Options”).  The Committee shall determine the number of shares subject to each Option and the exercise price therefor, which shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant.  No Incentive Stock Option may be granted hereunder more than ten years after the effective date of the Plan.

(b)          Terms and Conditions.  Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may specify in the applicable grant or thereafter; provided that no Option shall be exercisable after the expiration of ten years from the date the Option is granted.  The Committee may impose such conditions with respect to the exercise of Options, including conditions relating to applicable securities laws, as it considers necessary or advisable.

(c)          Payment.  No shares shall be delivered pursuant to any exercise of an Option until payment in full of the exercise price therefor is received by the Company.  Such payment may be made in whole or in part in cash or through a so-called “cashless” or “broker-assisted” exercise.  To the extent permitted by the Committee at or after the grant of the Option, such payment may also be made by delivery of a note (subject to the limitations of Section 9(g)) or shares of Common Stock owned by the optionee, including vested Restricted Stock, or by retaining shares otherwise issuable pursuant to the Option, in each case valued at their Fair Market Value on the date of delivery or retention, or such other lawful consideration as the Committee may determine.

7.	Stock Appreciation Rights

(a)          Grant of SARs.  Subject to the provisions of the Plan, the Committee may grant rights to receive any excess in value of shares of Common Stock over the exercise price (“Stock Appreciation Rights” or “SARs”) in tandem with an Option (at or after the award of the Option), or alone and unrelated to an Option.  SARs in tandem with an Option shall terminate to the extent that the related Option is exercised, and the related Option shall terminate to the extent that the tandem SARs are exercised.  The Committee shall determine at the time of grant or thereafter whether SARs are settled in cash, Common Stock or other securities of the Company, Awards or other property.

(b)          Exercise Price.  The Committee shall fix the exercise price of each SAR or specify the manner in which the price shall be determined.  An SAR granted in tandem with an Option shall have an exercise price not less than the exercise price of the related Option.  An SAR granted alone and unrelated to an Option may not have an exercise price less than 100% of the Fair Market Value of the Common Stock on the date of the grant.

(c)          Limited SARs.  An SAR related to an Option, which SAR can only be exercised upon or during limited periods following a change in control of the Company, may entitle the Participant to receive an amount based upon the highest price paid or offered for Common Stock in any transaction relating to the change in control or paid during a specified period immediately preceding the occurrence of the change in control in any transaction reported in the stock market in which the Common Stock is normally traded.

8.	Restricted Stock and Restricted Stock Units

(a)          Grant of Restricted Stock.  Subject to the provisions of the Plan, the Committee may grant shares of Common Stock subject to forfeiture (“Restricted Stock”) and determine the duration of the period (the “Restricted Period”) during which, and the conditions under which, the shares may be forfeited to the Company and the other terms and conditions of such Awards.  Shares of Restricted Stock may be issued for no cash consideration or such minimum consideration as may be required by applicable law.

(b)          Restrictions.  Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by the Committee, during the Restricted Period.  Shares of Restricted Stock shall be evidenced in such manner as the Committee may determine.  Any certificates issued in respect of shares of Restricted Stock shall be registered in the name of the Participant and unless otherwise determined by the Committee, deposited by the Participant, together with a stock power endorsed in blank, with the Company.  At the expiration of the Restricted Period, the Company shall deliver such certificates to the Participant or if the Participant has died, to the Participant’s Designated Beneficiary.

(c)          Restricted Stock Units.  Subject to the provisions of the Plan, the Committee may grant the right to receive in the future shares of Common Stock subject to forfeiture (“Restricted Stock Units”) and determine the duration of the Restricted Period during which, and the conditions under which, the Award may be forfeited to the Company and the other terms and conditions of such Awards.  Restricted Stock Unit Awards shall constitute an unfunded and unsecured obligation of the Company, and shall be settled in shares of Common Stock or cash, as determined by the Committee at the time of grant or thereafter.  Such Awards shall be made in the form of “units” with each unit representing the equivalent of one share of Common Stock.

9.	General Provisions Applicable to Awards

(a)          Reporting Person Limitations.  Notwithstanding any other provision of the Plan, to the extent required to qualify for the exemption provided by Rule 16b-3 under the Exchange Act, Awards made to a Reporting Person shall not be transferable by such person other than by will or the laws of descent and distribution and are exercisable during such person’s lifetime only by such person or by such person’s guardian or legal representative.  If then permitted by Rule 16b-3, such Awards shall also be transferable pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act or the rules thereunder.

(b)          Documentation.  Each Award under the Plan shall be evidenced by a writing delivered to the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan (including but not limited to the requirement that a Participant satisfy Performance Goals) or to comply with applicable tax and regulatory laws and accounting principles.

(c)          Committee Discretion.  Each type of Award may be made alone, in addition to or in relation to any other Award.  The terms of each type of Award need not be identical, and the Committee need not treat Participants uniformly.  Except as otherwise provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Committee at the time of grant or at any time thereafter.

(d)          Dividends and Cash Awards.  In the discretion of the Committee, any Award under the Plan may provide the Participant with (i) dividends or dividend equivalents payable currently or deferred with or without interest, and (ii) cash payments in lieu of or in addition to an Award.

(e)          Termination of Employment or Service.  The Committee shall determine the effect on an Award of the disability, death, retirement or other termination of employment or service of a Participant and the extent to which, and the period during which, the Participant’s legal representative, guardian or Designated Beneficiary may receive payment of an Award or exercise rights thereunder.  Unless the Committee provides otherwise in any case, a Participant’s employment or other service shall have terminated for purposes of this Plan at the time the entity by which the Participant is employed or to which the Participant renders service ceases to be an Affiliate of the Company.

(f)          Change in Control.  In order to preserve a Participant’s rights under an Award in the event of a change in control of the Company, the Committee in its discretion may, at the time an Award is made or at any time thereafter, take one or more of the following actions:  (i) provide for the acceleration of any time period relating to the exercise or payment of the Award, (ii) provide for payment to the Participant of cash or other property with a Fair Market Value equal to the amount that would have been received upon the exercise or payment of the Award had the Award been exercised or paid upon the change in control, (iii) adjust the terms of the Award in a manner determined by the Committee to reflect the change in control, (iv) cause the Award to be assumed, or new rights substituted therefor, by another entity, or (v) make such other provision as the Committee may consider equitable to Participants and in the best interests of the Company.

(g)          Loans.  The Committee may authorize the making of loans or cash payments to Participants in connection with the grant or exercise any Award under the Plan, which loans may be secured by any security, including Common Stock, underlying or related to such Award (provided that the loan shall not exceed the Fair Market Value of the security subject to such Award), and which may be forgiven upon such terms and conditions as the Committee may establish at the time of such loan or at any time thereafter.  Notwithstanding the foregoing, no loans may be made to any director or executive officer (or equivalent thereof) of the Company which would be prohibited by Section 13(k) of the Exchange Act.

(h)          Withholding Taxes.  The Participant shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability.  In the Committee’s discretion, such tax obligations may be paid in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery.  The Company and its Affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Participant.

(i)          Foreign National Awards.  Notwithstanding anything to the contrary contained in this Plan, Awards may be made to Participants who are foreign nationals or employed outside the United States on such terms and conditions different from those specified in the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable laws.

(j)          Amendment of Award.  The Committee may amend, modify or terminate any outstanding Award, including substituting therefor another Award of the same or a different type, changing the date of exercise or realization and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant’s consent to such action shall be required unless the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

(k)          Exchange Programs.  In addition to the authority granted to the Committee in Section 9(j), the Committee may, without further shareholder approval, engage in one or more exchange offers under which Participants may elect to exchange or surrender their outstanding Awards (including awards made under the Directors’ Plan) for other Awards or cash (each, an “Exchange Program”).  Each Exchange Program shall provide that each eligible Participant must exchange or surrender Awards with a fair value (as determined by the Committee using established methods including but not limited to Black-Scholes) equal to or greater than the fair value of the replacement Award or the present value of any cash consideration, as the case may be.  No Award granted on or after January 27, 2004, shall be eligible for any Exchange Program.

(l)          Code Section 162(m) Provisions.  If the Committee determines at the time Restricted Stock or a Restricted Stock Unit is granted to a Participant that such Participant is, or may be as of the end of the tax year for which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that the Participant’s right to receive cash, Shares, or other property pursuant to such Award shall be subject to the satisfaction of Performance Goals during a Performance Period.  Prior to the payment of any Award subject to this Section 9(l), the Committee shall certify in writing that the Performance Goals applicable to such award were met.  The Committee shall have the power to impose such other restrictions on Awards subject to this Section 9(l) as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code.

10.	Miscellaneous

(a)          No Right to Employment.  No person shall have any claim or right to be granted an Award.  Neither the Plan nor any Award hereunder shall be deemed to give any employee the right to continued employment or service, or to limit the right of the Company to discharge any Participant at any time.

(b)          No Rights as Stockholder.  Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed under the Plan until he or she becomes the holder thereof.  A Participant to whom Common Stock is awarded shall be considered the holder of the Stock at the time of the Award except as otherwise provided in the applicable Award.

(c)          Effective Date.  As used herein, the “effective date” of the Plan shall be the most recent date that the Plan was adopted or that it was approved by the stockholders, if earlier (as such terms are used in the regulations under Section 422 of the Code).

(d)          Amendment of Plan.  The Board may amend, suspend or terminate the Plan or any portion thereof at any time, subject to such stockholder approval as the Board determines to be necessary or advisable to comply with any tax or regulatory requirement.

(e)          Governing Law.  The provisions of the Plan shall be governed by and interpreted in accordance with the laws of Delaware.

Approved by the Stockholders on February 2, 2016